Exhibit 99.1

CHINA TRANSINFO Q4 EARNINGS CONFERENCE CALL

March 19, 2008/10:00 a.m. EDT

SPEAKERS

Crocker Coulson - President, CCG Investor Relations

Mr. Shudong Xia - CEO, China TransInfo

Mr. Troy Mao - CFO, China TransInfo

Ms. Cathy Zhuang - IR Supervisor, China TransInfo

ANALYSTS

Sean Jackson - Avondale Partners LLC

Phillip Anderson - Pinnacle Fund

Boyd Hines - Private Investor

PRESENTATION

Coordinator	Good day ladies and gentlemen, and welcome to the China TransInfo Q4 Earnings Conference call. My name is Mary, and I will be your coordinator for today.

At this time, all participants are in listen-only mode. We will be facilitating a question and answer session towards the end of this conference. I would now like to turn the presentation over to your host for today’s call, Mr. Crocker Coulson. Please proceed, sir.

C. Coulson
Thank you so much. Good morning, ladies and gentlemen and good evening to those of you who are joining us from China, and welcome everyone to China TransInfo’s fourth quarter, and year-end 2007 conference call.

With us today on the call are Mr. Shudong Xia, China TransInfo’s CEO, Mr. Troy Mao, the company’s CFO, and Ms. Cathy Zhuang, the company’s IR Supervisor.

Before we start, I’d like to remind our listeners that in this call, management’s prepared remarks do contain forward-looking statements that are subject to risk and uncertainties, and management may make additional forward-looking statements in response to your questions.

Therefore, the company claims the protection of the Safe Harbor for forward-looking statements that is contained in the private securities litigation reform act of 1995. Actual results may differ from those discussed today due to such risks as fluctuations in customer demand, the management of rapid growth, intensity of competition from other providers of China TransInfo’s products and services, general economic conditions, geo-political events, and regulatory changes, and other information that is detailed from time to time in the company’s filings, and future filings with the U.S. SEC.

Accordingly, although China TransInfo believes that the expectations reflected in these forward-looking statements are reasonable, there can be no assurance that these expectations will ultimately prove to be correct.

In addition, any projections as to the company’s future financial performance represent management’s estimates as of today, March 19, 2008, and China TransInfo assumes no obligation to update these projections in the future, as market conditions change.

With that said, I would now like to pass the call over to Mr. Xia, China TransInfo’s CEO for a brief overview of the company’s performance in 2007.

S. Xia	I am happy to report today, China TransInfo

(audio interruption 7:12 - 9:16)

we anticipate expansion in all of these key areas in 2008, as we increase our emphasis on new products and the service areas.

mission will broaden from providing customers GIS software applications to providing an array of transportation information solutions.

I would like to now turn to Troy Mao, China TransInfo’s CFO, to review our 2007 performance in greater detail.

T. Mao	Thank you, Mr. Xia, good morning everyone, and thank you for attending. I would like to start out with a summary of our performance in 2007 by going over some key financial statistics.

I’m very pleased to report today that China TransInfo has delivered strong financial results for the financial year, ending with December 31, 2007.

Highlighting a year of steady growth, revenue increased to $11.9 million in 2007, an increase of 65.3% year over year. Gross profit rose to 52.7% from 2006 to $6.3 million, and operating net income reached $4.9 million in 2007, an increase of 56%. Finally, our net income increased 31.8% in 2007 to $4.4 million, or $0.28 per diluted share.

Our financial performance in 2007 reflected China TransInfo’s continued expansion of GIS software services. Our GIS software applications are geared primarily to government customers, at a local, provincial, and a national level throughout China.

China TransInfo is regularly recognized as an industry leader in GIS technology, as we hold numerous copyrights, and have played an integral role in developing GIS standards for the Chinese government.

China TransInfo’s GIS software services have generally been available in three categories, transportation, land and resources, and digital city.

Transportation projects are used to analyze and design transportation infrastructure, while land and resources, and digital city are used for urban planning and design.

Due to China’s quickly developing transportation network and an expanding rate of private car ownership, the amount of our transportation-oriented applications have been growing more quickly than our urban planning and design applications.

This is a trend we expect to continue for the foreseeable future, and for this reason, China TransInfo is focusing growth on our GIS software solutions in the transportation sector, and we are redefining our GIS software solutions exclusively as transportation solutions.

While we will still accept projects in digital city and land and resource categories should opportunity arise, we will not be actively pursuing growth in these areas.

Overall, transportation services accounted for approximately 40% of all revenue in 2007. Among our most high profile wins in this area in 2007, was a project from China’s Ministry of Science and Technology to support Beijing’s summer Olympic Games by improving Beijing’s transportation information management and service capabilities.

Aside from increasing emphasis on the transportation sector of our GIS applications business, we launched two entirely new transportation product areas in 2007, our comprehensive media platform, and electronic toll collection.

Of these product areas, our comprehensive taxi media platforms have generated a significant amount of buzz. This solution outfits a city taxi with a GIS tracker to continuously record and transmit each car’s location and its speed.

The information from all cars is interpreted and integrated using China TransInfo’s GIS technology, and is supplied to local government agencies as real-time traffic data.

The government in turn, uses this data to alert the general public of traffic problems, as well as analyze traffic patterns in order to plan future transportation, and infrastructure projects.

In exchange for installing the system, and providing real-time traffic information, China TransInfo obtains exclusive advertising rights on the taxis for 15 years, and advertising may be placed in more traditional forms such as a static window ads, or flat screen monitor ads inside taxis.

China TransInfo is also installing LED display screens on top of taxi roofs designed with patented technology. Our advertisement can be tailored depending on a cars location, and transmitted to the screen on a real-time basis.

For example, ads for particular stores or restaurants in a city may be programmed to appear only when the car is driving in their vicinity.

While this requires an initial investment for the installation of the equipment, we expect a pay back period for all our advertising based on the recurring revenue model to be about one year within a city.

In 2007, we signed our first installation contract for our new media platform. In September, we signed a letter of intent with the city of Urumqi, the capital city of Xinjiang Uygur Autonomous Region to install our media platform in 5,200 taxis citywide.

Subsequently, in November, we signed a deal with the city of Chengdu, the capital city of Sichuan province, to provide the city with an integrated transportation data platform.

Going forward, we envision the Urumqi deal as a model for future contracts. This contract applies to all taxis in the city, and China TransInfo will install hardware equipment, including GPS control units, and LED screens in taxis.

Already in 2008, we have seen the business for our media platforms continue to accelerate as we have signed a new city, Huhhot, the capital city of Inner-Mongolia Autonomous Region, and have signed our first revenue contract in Urumqi to place ads in taxis that carry our media platform.

We expect all three cities, including Urumqi, Chengdu, and Huhhot to generate revenue in 2008.

The other new transportation product area for China TransInfo is electronic toll collection, or ETC. This product is familiar to many people living in the States, and Europe, and is very similar to EZ Pass.

While these systems have been in place for over a decade in many countries, they are still new in China. In order to promote ETC, the Ministry of Technology issued national standards for this system in May 2007.

The first large scale taxi systems will be installed in the Tianjin-Beijing corridor, and at Yangtze River delta around Shanghai. As the Ministry of Technology’s new standards are different from those used in Europe, the U.S., and Japan, existing international providers in those markets would have to develop new technology and apply for operational licensing in China, which creates a high barrier to entry.

The long-term goal for the Chinese government is to install a nationwide ETC system on all the highways in China.

Due to China’s rapid expansion of the transportation infrastructure in the past decade, the country is now second only to the United States in the length of its highway system.

Almost all intercity highway systems in China are toll roads, meaning that 70% of all of the world’s toll highways are in China. This extensive network has no preexisting ETC infrastructure.

We are very excited about growth opportunities that this business area presents to China TransInfo, especially since we are one of only five companies in China with the technology capabilities to meet national ETC standards.

No contract has been awarded by the government yet for ETC, as the final technology details of the system are still being finalized.

However, we are optimistic that we will secure a significant portion of contracts due to our superior technology, and excellent relationship with the government transportation regulatory bodies.

Now I would like to talk about the fourth quarter financial results. For the quarter ended December 31, 2007, total revenue was $3.9 million, a 44.4% increase from the $2.7 million posted during the same quarter in 2006. This was primarily due to a dramatic increase in sales in both the digital city and transportation segments, which accounted for 46.3% and 39.2% of the total revenues in the quarter, respectively.

In addition, we won a software R&D contract from the Bureau of Land and Resource. The contract contributed about 7.4% of the total revenue in the fourth quarter of 2007.

Our gross margin increased by 103.3% to $2.3 million in the fourth quarter 2007, as compared to $1.1 million in the prior year period. Gross margin was 60.4% in the fourth quarter 2007 as compared to 42.8% during the same period in 2006.

By achieving a 60.4% gross margin, we have also successfully surpassed the 50% gross margin guidance we announced in the third quarter of 2007. The increase in gross margin was mainly due to the execution of a higher margin contract for the transportation information service project during the quarter.

As I mentioned above, transportation, which consists of 39% of revenue in the fourth quarter of 2007, will gradually account for a large portion of the total revenue in the future.

As transportation projects generate higher margins than other business sectors, we expect growth in this area to increase our average gross margin in 2008.

Sales, general, and administrative expenses in the fourth quarter 2007 were $604,880, an increase of 80% from the $358,355 in the third quarter 2007, and 110.1% from $192,447 in fourth quarter 2006.

This significant increase in administrative expense was primarily due to one-time non-cash warrant expenses of about $200K granted for professional services as well as higher administrative expenses associated with being a public company.

Operating income increased 80.9% to $1.7 million, or 44.7% of revenues, for quarter ended December 31, 2007, from $0.96 million, or 35.6% of revenues, in the fourth quarter of 2006.

Net income increased to $0.82 million in the fourth quarter of 2007, or $0.04 per basic and fully diluted share, as compared to net income of approximately $0.69 million, or $0.08 per basic and fully diluted share, during the same period in 2006.

Due to strong stock performance in the fourth quarter of 2007, we recognize an expense of $0.53 million for an increase of fair market value of warrants, which decreased our net income.

Weighted average fully diluted shares outstanding increased from 8.6 million shares in the fourth quarter of 2006 to 19.9 million shares in the fourth quarter of 2007 due to the acquisition and issuance of additional shares through a share exchange transaction and private placement in May 2007.

Now I would like to briefly recap our year-end 2007 results. Net revenues for the full year 2007 were $11.9 million, up 65.3% from $7.2 million in the full year 2006.

Gross profit was $6.3 million or 52.7% of revenues, up 58.0% from $4.0 million, or 55.1% of revenues in 2006.

Operating income was $4.9 million, or 40.9% of revenues, up 56.0% from $3.1 million, or 43.3% of revenues, in 2006.

Net income was $4.4 million, or $0.28 per fully diluted share, as compared to net income of $3 million, or $0.35 per fully diluted share, in the full year 2006.

Fully diluted shares outstanding on a weighted average basis increased 82.6% from 8.6 million shares at the end of 2006, to 15.7 million shares in the full year 2007, as a result of the going public transaction, and private placement completed in May of 2007.

Now, I would like to discuss our balance sheet. As of December 31, 2007, we had $6.8 million in cash and working capital of $16.5 million, up from $5.1 million at December 31, 2006.

On December 31, 2007, our total liabilities were $1.1 million, and shareholders’ equity totalled $19.7 million, as compared to $6.1 million at the end of 2006.

The company’s debt to equity ratio was 0.06 as of December 31, 2007.

During the full year of 2007, we generated about $85,500 in cash flow from all our activities. We feel confident that increased income generated from new business areas, our media platform in particular, will be sufficient to meet the needs of our internal growth plans in 2008.

At China TransInfo, we are very optimistic that the progress made in developing new products and technology in 2007 will fuel significant growth for the company in 2008, and beyond.

We are continuing to secure key GIS software contracts, particularly in the area of transportation, and expect these areas to continue as the largest contributor to our revenue in the short term.

However, we are even more excited about our growth potential from our media platform, and ETC product areas. China TransInfo has already received overwhelmingly positive feedback from our first customers for the taxi media platforms. With approximately 80 interior cities targeted as suitable markets for these products, and a steady stream of new contracts to date, we see a great deal of growth potential for this area.

Finally, we are quite optimistic about our future growth in China’s development of ETC systems. From the design and installation of trial systems to launch of a nationwide network, we believe we have the technology and the expertise to be a major player in this field.

2008 will be a landmark year for China TransInfo, in which we will begin to generate revenue from ETC, and our taxi media platform. We expect both systems to ramp up over the next several years, accounting for increasingly large portions of revenue. We are forecasting revenue of approximately $33 million and net income of $11 million in 2008.

That concludes our prepared remarks. Mr. Xia, Ms. Zhuang, and I are happy to answer any questions you may have.

Coordinator	Your first question comes from the line of Sean Jackson, Avondale Partners. Please proceed, sir.

S. Jackson
Thank you, nice quarter, can you talk about the one-time charge related to the fair value of the warrants, the $500,000 charge. What exactly was that, and is that something that will always be on the income statement, depending upon the price of your stock?

T. Mao
Thank you, Sean. That charge is only one-time, bank cash charge for expenses for professional services provided by professional firms for us. That is just one time; we don’t expect such charges will recur in the future on our financial statements.

S. Jackson	Okay, were you referring to the $200,000 charge? I’m referring to the one that is $525,000.

T. Mao
Okay, I see; that charge is the increase of the fair market value of the warrants outstanding. We entered an amendment with our current warrants holder so the charge would become one-time, and that charge will not appear in the financial statements in the future.

S. Jackson
Okay, can you talk about the revenue distribution in 2008. Obviously, it’s a big jump going from approximately $12 million in 2007 to $33 million in 2008. Can you talk about how that is going to be distributed throughout the year? What percentage of it is in the first half, and what percentage is in the second half?

T. Mao	Yes, we are currently projecting 30 - 35% will come in from the first half of 2008, about 70% of the revenue will come in from the second half of 2008.

S. Jackson	Okay, and on the expense side, what do you anticipate gross margins being for 2008?

T. Mao	The expected gross margin for 2008 overall is expected to be at 50% and beyond.

S. Jackson	Okay, so 50%, so you expect probably more hardware sales versus software in 2008.

T. Mao	Yes, also because we’re going to incur more R&D expenses in our product design and development, so that’s probably be the factor to bring down our gross margin.

S. Jackson	Okay, and the newer solutions, specifically the digital media group, and the ETC group, what do you have in your projections as to how much that will contribute to this $33 million in revenue in 2008.

T. Mao	We are currently projecting about a 16% to 20% of revenue in 2008 coming from our taxi media platform business.

S. Jackson	Okay, and for the ETC, are you expecting anything significant there?

T. Mao	We’re expecting about 5% to 10% from the ETC area.

S. Jackson	Okay, and lastly, the tax rate, it was 34% in the fourth quarter, what is your expectation for 2008?

T. Mao	Okay, because most of our subsidiaries are enjoying preferential tax rates from 0% to 15% as high-tech enterprises in China, we are currently expecting on average 5% tax rate in 2008.

S. Jackson	Okay, so your $11 million in net income is based on that 5% tax rate.

T. Mao	That is correct.

S. Jackson	Okay, thank you.

T. Mao	Thank you.

Coordinator	Thank you, and your next question comes from the line of Phillip Anderson, Pinnacle Fund. Please proceed, sir.

P. Anderson
Good evening, everybody, first of all, Mr. Xia cut out on my phone, we lost about four or five sentences of his prepared remarks, so some of these answers may have been given in those prepared remarks.

You mentioned in the press release the rapid development in the software and solutions industry in China. We’re just starting the third year of the eleventh, five-year program, and then the 10-K references about $10 billion in aggregate spending in your three market segments expected during this five-year program.

Can you give us an understanding of where we are in terms of that $10 billion of spending having been awarded to various companies?

T. Mao	Please allow me to turn that question over to our CEO, Mr. Xia, please allow me to translate your question for Mr. Xia.

S. Xia	(Chinese spoken)

T. Mao
Okay, I will translate the answer from Mr. Xia. Basically, the expenditure has been just run out from Chinese government, because normally in China, during the first years, the government makes plans, and in the second year, they do a lot of preparation works. Starting in the third year, that’s going to be the real project expanding year normally for the five-year plans.

P. Anderson
So, for the first couple of years, very little of the $10 billion is actually awarded to companies, and in effect, spent by the government. Now that we’re beginning the third year, we should really see a waterfall or landslide if you will, of this $10 billion being awarded. Is that really what the Chairman was saying?

T. Mao	Yes, that is correct.

P. Anderson
Terrific, and you also mention in the press release that in January of this year, in Chengdu, you launched the test version of the system with full commercial launch due in June. Can you give us a sense as to how the test version has been progressing?

T. Mao	Yes, it has been very good progress from our R&D team. We will definitely keep up our guidance for January for products coming out, and expect it to be full operation in June, in the city of Chengdu.

P. Anderson
 From that can I infer that whatever the progress is that has been made over the two or three months that the system has been operating in Chengdu, it is on target to go into commercial operation in June?

T. Mao	Yes, because our trial system will be tested internally, and we will of course have some outside commercial testing, but its full launch will start in June.

P. Anderson
That sounds encouraging, thank you. My last question, then I’ll get off the line and yield the floor, can you help us understand, and you mentioned, again in the press release, the partnerships you’ve entered into recently with Oracle and Environmental Systems Research Institute. Can you help the shareholders understand how those partnerships are benefiting the company?

T. Mao	Yes, please allow me to turn this question to Mr. Xia again.

S. Xia	(Chinese spoken)

T. Mao
Please allow me to translate Mr. Xia’s answer in English. Our partnership with ESRI is bringing out expanded customer base, and expanded sales network, it helped boost our company image, and also we will get extensive technical support from ESRI.

In the partnership with Oracle, it provides a very decent and competitive pricing with their products.

P. Anderson	Okay, that’s all for me, and it looks like this should be a very exciting year. Thank you very much.

T. Mao	Thank you very much.

Coordinator	Thank you. Your next question is from Boyd Hines, private investor. Please proceed sir.

B. Hines	Hello, good evening. Is the company going to publish any numbers on backlog or orders in the future?

T. Mao
No, we currently don’t have a plan to publish our backlogs, but currently, I can tell you we have about $9 million in backlogs for unrecognized revenues, and we expect to secure an additional $10 million revenue contracts by the end of next month.

B. Hines	Okay. In terms of getting off the OTC, I assume you have plans to list on Nasdaq. Is that correct, and where are you in the stage of that process?

T. Mao
Yes, that is correct, and I believe we are in the final stage. We are trying to get our corporate governance in place, and also, we have to make sure we meet the number of shareholders’ requirement for Nasdaq application. After that, I think we are ready for Nasdaq application.

C. Coulson	Just to make clear, we’re in the final stages to be able to apply, but we don’t have any control over the amount of time it takes Nasdaq to review, and approve the application.

B. Hines	Okay, and I had a question on your gross margin forecast. You said it was expected to be around 50% in fiscal year 2008. Is that correct?

T. Mao	That is correct.

B. Hines
Earlier in the call, you said in the fourth quarter you had significantly higher margins because of sales mix, and you also expected that sales mix to continue to increase as a percentage of revenue. One would think the gross margin would increase rather than decrease from the fourth quarter. Can you explain that?

T. Mao
Yes, as I mentioned earlier, there will be one factor that will bring down gross margin in particular, which will be the R&D internally for new product and technology development. We think that will be the major factor that will bring down our margin in 2008.

Going forward, we expect with our transportation sector taking a larger portion of the revenues, and we expect the growth of our gross margin in the future.

B. Hines
Okay, and my last question is sort of a macro question. There is a lot of concern here in the U.S. about what is going on with our economy, and possible global impacts. Are you feeling any kind of pressures in that way?

The Chinese government has said that inflation is their single biggest challenge this year, and they’re going to try to crack down on that. Are you feeling any pressures as a result of those decisions happening in China right now?

T. Mao
I think the question is probably too big for me to comment on personally. To be frank, I don’t feel any pressure from that part. Indeed, China has been going through rapid development and growth rate during the late years.

From government projections, the growth rate is going to maintain same or even higher levels in the near future. The government is very optimistic about our growth of the economy.

B. Hines	Okay, so you don’t foresee the government delaying any of their plans because of the other challenges going on in the economy.

T. Mao	No, I personally don’t feel any pressures from that.

B. Hines	Okay, and what would you say in general are the companies biggest challenges in order to achieve the fairly aggressive guidance that has been given so far.

T. Mao
For the 2008 guidance, we feel very confident. The reason for that is we introduced two new markets for transportation products, transportation information media platform, and electronic toll collection.

As I mentioned, we had reached an agreement with three cities to use our transportation information media platforms, and we are one of only five companies with the technological capabilities to deliver products at the new national standards.

We believe transportation information solutions will be the biggest contributor to our revenue in 2008, and going forward.

B. Hines	Okay, and do you feel you have enough cash at this point to fund your growth for 2008, and beyond?

T. Mao	Yes.

B. Hines	Thank you very much.

T. Mao	Thank you.

Coordinator	Thank you, and our next question comes from the line of Sean Jackson, Avondale Partners. Please proceed sir.

S. Jackson
Thank you, I have a couple of follow-up questions. Regarding the digital media area again, you mentioned you are starting in the three cities. Which city in particular, can you remind us, is the one that is currently generating revenue, and feels optimistic?

T. Mao	Yes, the first city with a revenue stream already is the city of Urumqi; it’s the capital city of Xinjiang province.

S. Jackson	Okay, and also what is a reasonable expectation for us as to how many more cities you can sign up before the end of 2008.

T. Mao
Currently, there are active negotiations going on with multiple cities for our taxi media business. We definitely expect to expand in more cities and provinces in 2008. We currently expect to sign four to five more cities in 2008.

S. Jackson	Okay, great, and also you mentioned just recently the $10 million revenue contracts you expect by the end of next month. Will all of that be revenue by the end of 2008, if you do sign it?

T. Mao	Yes, definitely.

S. Jackson	Okay, and the $9 million backlog as well that you have, is that also revenue in 2008?

T. Mao	That is correct.

S. Jackson	The $10 million contracts, I assume that is in the transportation sector. Is that correct?

T. Mao	It will be a combination of the transportation sector, and digital city sector as well.

S. Jackson	Okay, thank you.

T. Mao	Thank you.

Coordinator	Thank you, and there are no more question in queue at this time. I would like turn the call back over to Mr. Crocker Coulson for closing remarks.

C. Coulson
We want to thank everyone for your active participation on the call. We obviously had a lot of good questions today. If anyone has additional questions they would like to address offline, just give us a call and we’d be happy to set up a follow-up call, or respond to your questions offline.

Thank you again, and we look forward to coming back to you in the middle of May, and giving you an update on the company’s progress during the first quarter 2008.

T. Mao
Okay, thank you, Crocker, and on behalf of China TransInfo’s management team, we want to thank you for your interest and participation on this call. The company plans to present at the Brean Murray 2008 China Tour on April 1, 2008 in Beijing. If you are interested in learning more about this event, please feel free our investor relations firm at 646-213-1915, or China TransInfo directly at 86-10-8267-1299 with extension 2019.

This concludes China TransInfo’s 2007 financial year-end conference call.

C. Coulson	Thank you, and goodbye.

Coordinator	Thank you for your participation in today’s conference call. This concludes the presentation, and you may now disconnect.